10/03/1997 14:12 303-750-5564 STAUFFER/TELSEY Receipt No. EY98000219 PAGE 02
CERTIFICATE OF AMENDMENT OF ARTICLES ANDREW I. TELSEY, P.C. Filed by:
(After Issuance of Stock) 10/16/1997 135.00
REC'D BY KG

IRON HOLDINGS CORP.
Name of Corporation

We the undersigned Anthony E. Gurino, President and
President or Vice President

Dennis Sommeso, Assistant Secretary of Iron Holdings Corp.
Secretary or Assistant Secretary Name of Corporation

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 10th day of March, 1997 adopted a resolution to amend the original articles as follows:

Article V is hereby amended to read as follows:

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA
OCT 16 1997
C3863-88
[signature]
SECRETARY OF STATE

See annexed.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 500,000; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

[signature]
President or Vice President
Anthony E. Gurino, President

[signature]
Secretary or Assistant Secretary
Dennis Sommeso, Assistant Secretary

State of NEW YORK
County of QUEENS } ss.

On 13 OCTOBER OF 1997 personally appeared before me, a Notary Public, Anthony E. Gurino and Dennis Sommeso, who acknowledged
Names of Persons Appearing and Signing Document

that they executed the above instrument.

Ricardo J. Alee Cade
Signature of Notary

(NOTARY STAMP OR SEAL)

RICARDO ... Notary Public, State of New York ... Commission Expires 12/31/98

The following shall be inserted in the place and stead of Section A to Article V of the Articles of Incorporation of Comstock Tailings Company Incorporation, n/k/a Iron Holdings Corp:

A. **Authorized Shares.** The total number of shares of all classes which the corporation shall have authority to issue is 525,000,000 of which 25,000,000 shall be Preferred Shares, par value $.01 per share, and 500,000,000 shall be Common Shares, par value $.001 per share, and the designations, preferences, limitations and relative rights of the shares of each class are as follows:

i. **Preferred Shares.** The corporation may divide and issue the Preferred Shares in series. Preferred Shares of each series when issued shall be designated to distinguish it from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the State of Nevada in respect to the following:

(1) The number of shares to constitute such series, and the distinctive designations thereof;

(2) The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

(3) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(4) The amount payable upon shares in event of involuntary liquidation;

(5) The amount payable upon shares in event of voluntary liquidation;

(6) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(7) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(8) Voting powers, if any; and

(9) Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

ii. **Common Shares.**

(1) The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the corporation providing for the issuance of one or more series of the Preferred Shares.

(2) The holders of the Common Shares shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting groups or groups may hereafter be established in accordance with the Colorado Business Corporation Act, and shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

The balance of Article V shall remain as stated.